Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

FIRST. The name of this corporation is Panda Ethanol, Inc. (the “Corporation”).

SECOND. The address of this Corporation’s registered office in the State of Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511. The name of its resident agent at such address is CT Corporation.

THIRD. The purpose of this Corporation is to engage in any lawful act or activity for which Corporations may be organized pursuant to the General Corporation Law of the State of Nevada.

FOURTH. The total number of shares of capital stock which this Corporation shall have authority to issue is three hundred fifty million (350,000,000) with a par value of $.001 per share amounting to $350,000.00. Two hundred fifty million (250,000,000) of those shares are Common Stock and one hundred million (100,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this Corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except as determined by the Board of Directors.

FIFTH. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, voting powers, preferences, limitations and relative rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

SIXTH. Subject to the provisions of law and the rights of the holders of any class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of any class or series of stock having a preference over the Common Stock then outstanding have been distributed or set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

SEVENTH. Except as otherwise provided in Nevada Revised Statutes 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, no director or officer of this Corporation shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the Nevada General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Nevada General Corporation Law. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH. The Corporation shall indemnify any person who was or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada General Corporation Law, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Eighth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Eighth is in effect. Any repeal or amendment of this Article Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eighth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Nevada General Corporation Law.

If a claim for indemnification hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Nevada General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

NINTH. Capital stock issued by this Corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of this Corporation, and no capital stock issued by this Corporation and for which payment has been made shall ever be assessable or assessed.

TENTH. Currently, there are five directors. In the future, the number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

ELEVENTH. The period of existence of this Corporation shall be perpetual.

TWELFTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors.

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